EMPLOYMENT AGREEMENT



                                by and between


                      EURO BROKERS INVESTMENT CORPORATION




                                      and




                                Keith E. Reihl








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                               TABLE OF CONTENTS

SECTION                                                                 PAGE

  1.       Employment..................................................  1

  2.       Term........................................................  1

  3.       Position and Duties.........................................  2

  4.       Place of Performance........................................  2

  5.       Compensation and Related Matters............................  2

                   (a)      Base Salary................................  2
                   (b)      Bonuses....................................  2
                   (c)      Expenses...................................  3
                   (d)      Other Benefits.............................  3
                   (e)      Vacation...................................  3
                   (f)      Services Furnished.........................  3

  6.       Offices.....................................................  4

  7.       Termination.................................................  4

                   (a)      Death......................................  4
                   (b)      Disability.................................  4
                   (c)      Cause......................................  4

  8.       Termination Procedure.......................................  5

                   (a)      Notice of Termination......................  5
                   (b)      Date of Termination........................  6

  9.       Compensation upon Termination or During
           Disability..................................................  6

                   (a)      Disability; Death..........................  6
                   (b)      By Company without Cause...................  7
                   (c)      By Company for Cause or by the Executive...  7
                   (d)      Compensation Plans.........................  8

  10.      Mitigation..................................................  8

  11.      Confidential Information; Noncompetition
           Requirement.................................................  8

                   (a)      Confidential Information...................  8


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                   (b)      Noncompetition Requirement.................  8
                   (c)      Salary Continuation........................  9
                   (d)      Injunctive Relief..........................  9

  12.      Indemnification; Legal Fees................................. 10

  13.      Successors; Binding Agreement............................... 10

                   (a)      Company's Successors....................... 10
                   (b)      Executive's Successors..................... 11

  14.      Notice...................................................... 11

  15.      Miscellaneous............................................... 12

  16.      Validity.................................................... 12

  17.      Counterparts................................................ 12

  18.      Entire Agreement............................................ 13



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                                        EMPLOYMENT AGREEMENT

                  AGREEMENT, dated as of March 8, 1996, by and between Keith
E. Reihl (the "Executive"), and Euro Brokers Investment Corporation, a Delaware corporation (the "Company").

                  WHEREAS, the Board of Directors of the Company (the "Board") desires to employ the Executive and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth; and

                  WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

                  1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

                  2. Term. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the closing date (the "Closing Date") of the merger contemplated by the Agreement and Plan of Merger dated as of March 8, 1996 by and among Financial Services Acquisition Corporation, a Delaware corporation ("FSAC"), EBIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FSAC, and the Company, and ending on the third anniversary of the Closing Date, unless further extended as provided in this Section 2 or sooner terminated in the event that the Executive's employment is terminated without breach of this Agreement as provided in Section 7. On the second anniversary of the Closing Date and on each successive anniversary thereafter, the term of the Executive's employment shall be automatically extended for one (1) additional year unless, on or prior to such anniversary, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended.


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                  3. Position and Duties. During the Employment Period, the
Executive shall serve as Chief Financial Officer of the Company and a member of the Board. The Executive shall have the full responsibilities and authority attendant to such position and shall report to the Chairman, President and Chief Executive Officer of the Company. The Executive's responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to the Executive by the Chairman, President and Chief Executive Officer of the Company or the Chairman of FSAC, provided that such responsibilities and authority are consistent with the Executive's position with the Company. The Executive agrees to devote substantially all of his working time and efforts to the performance of his duties for the Company.

                  4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for reasonably required travel on the Company's business.

                  5.       Compensation and Related Matters.

                           (a)      Base Salary.  As compensation for the
performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at the rate of $300,000 per annum ("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the Employment Period be decreased.

                           (b)      Bonuses.  During the Employment Period,
the Executive shall be eligible to receive such annual bonus (the "Annual Bonus") as may be awarded to him as the Board shall determine, but only if the book value per share of the Company's common stock shall have increased for the period with respect to which the Annual Bonus is being determined, or if an annual incentive plan is adopted by the Company, in accordance with the terms of such plan.



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                           (c)      Expenses.  The Company shall promptly
reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                           (d)      Other Benefits.  The Executive shall
be entitled to participate in all of the employee benefit plans and arrangements currently maintained by the Company, in accordance with the terms of such plans and arrangements, and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees (including without limitation each incentive plan, pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this
Section 5.

                           (e)      Vacation.  The Executive shall be
entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan or policy as from time to time in effect. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

                           (f)      Services Furnished.  During the
Employment Period, the Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.



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                  6. Offices. Subject to Sections 3 and 4 hereof, the
Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company, FSAC or any subsidiaries of the Company, and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.

                  7. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances set forth in the following subsections (a), (b), (c) and (d):

                           (a)      Death.  The Executive's employment
hereunder shall terminate upon his death.

                           (b)      Disability.  If, as a result of the
Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder for "Disability."

                           (c)      Cause.  The Company may terminate the
Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

                           (i)      the conviction of the Executive for
         the commission of a felony; or

                           (ii) the willful and continuing failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by the Executive for Good Reason) after


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         demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or

                           (iii) the willful misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 11 hereof) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board of Directors of the Company at a meeting of such board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such board), finding that in the good faith opinion of such board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

                           (d)  Good Reason.  The Executive may
terminate his employment during the Employment Period hereunder for "Good Reason" within 90 days after the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company. The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

                  8.       Termination Procedure.

                           (a)      Notice of Termination.  Any termina-
tion of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section


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7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                           (b)      Date of Termination.  "Date of Termi-
nation" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability pursuant to Section 7(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated for Cause pursuant to Section 7(c), the date specified in the Notice of Termination, which shall not be earlier than the date of the Notice of Termination and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination.

                  9.       Compensation upon Termination or During
Disability.

                           (a)      Disability; Death.  During any period
that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period and continue as a participant in all compensation and employee benefit plans in which the Executive was participating pursuant to Section 5(d) until his employment is terminated pursuant to Section 7(b) and shall continue to receive such Base Salary for a period of six months thereafter. Subsequent to the six-month period following the termination of the Executive's employment pursuant to Section 7(b), or in the event the Executive's employment is terminated by reason of his death, the Company shall have no further obligations to the Executive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other


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compensation programs then in effect in accordance with
the terms of such programs.

                           (b)      By Company without Cause or by the
Executive for Good Reason.  If during the Employment
Period the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, then --

                                    i)  in addition to any amounts due
         the Executive pursuant to Sections 5(a) or 5(b) hereof, the Company shall continue to pay to the Executive (or his legal representatives or estate) his Base Salary as in effect on the Date of Termination for the remainder of the Employment Period or, if greater, for one year; and

                                    ii)  the Company shall maintain in
         full force and effect, for the continued benefit of the Executive and his dependents for the remainder of the Employment Period or, if greater, for one year, all medical, dental and life insurance benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred.

                           (c)      By Company for Cause or by the Execu-
tive Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this
Section 9.



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                           (d)      Compensation Plans.  Following any
termination of the Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due.

                  10. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise except as is hereinafter specifically provided in this Section 10. To the extent that the Executive, during the relevant period described in Section 9(b)(ii) hereof, shall receive from a subsequent employer benefits similar to those to be provided under Section 9(b)(ii), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

                  11.      Confidential Information; Noncompetition
Requirement.

                           (a)      Confidential Information.  The Execu-
tive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11(a).

                           (b)      Noncompetition Requirement.  During
(1) any period that the Executive is performing services


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hereunder, (2) a period of one (1) year following a termination of the
Executive's employment by the Company for Cause or by the Executive other than for Good Reason and (3) with respect to clauses (i) and (ii) of this Section 11(b), any period that the Executive is entitled to payment pursuant to
Section 9(b)(i), the Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity, (i) solicit, entice, encourage or otherwise attempt to procure or service by telephone or otherwise accounts from any customers (determined as of the Date of Termination) of the Company or a subsidiary thereof for a business that is competitive in any manner whatsoever (a "Competitive Business") with the business in which the Company is then engaged (the "Business"), (ii) solicit, entice or encourage any employee (determined as of the Date of Termination) of the Company or a subsidiary thereof to terminate such employee's employment in order to work in a Competitive Business, or (iii) upon the written request of the Company, engage or participate in any Competitive Business unless such Competitive Business is located more than seventy-five (75) miles from the site, as of the Date of Termination, of the Company's executive offices in New York and Connecticut.

                           (c)      Salary Continuation.  As additional
consideration for the Executive's performance of the covenant provided in subsection (b) (iii) of this Section 11 relating to the twelve-month period following a termination of his employment by the Company for Cause or by the Executive other than for Good Reason, but only for so long as the Executive shall continue to perform such covenants, the Company shall pay the Executive for each month during such twelve-month period an amount equal to one twenty-fourth (1/24th) of the Executive's Base Salary. It is agreed and understood that such payment constitutes full and fair consideration to the Executive for observance of such covenants and his possible abstinence from the Business for such period.

                           (d)      Injunctive Relief.  In the event of a
breach or threatened breach of subsections (a), (b) or
(c) of this Section 11, the Executive agrees that the


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Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                  12. Indemnification; Legal Fees. The Company shall indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder. The Company shall also reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if the Executive shall substantially prevail with respect to the preponderance of the matters at issue. Such payments shall be made within five (5) days after the Executive's request for payment accompanied with such evidence of his having prevailed (as described in the preceding sentence) and such evidence of the fees and expenses incurred, as the Company may reasonably require. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 12.

                  13.      Successors; Binding Agreement.

                           (a)      Company's Successors.  The Company
will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets


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as aforesaid which executes and delivers the agreement provided for in this
Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b)      Executive's Successors.  This Agree-
ment and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Keith E. Reihl
                  534 Allen Avenue
                  Westfield, New Jersey  07090

                  If to the Company:

                  Euro Brokers Investment Corporation
                  Two World Trade Center
                  Suite 8400
                  New York, New York  10048

                  With copies to:

                  Financial Services Acquisition Corporation
                  667 Madison Avenue, 11th Floor
                  New York, New York  10021

or to such other address as any party may have furnished to the others in writing in accordance herewith, except


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that notices of change of address shall be effective only
upon receipt.

                  15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by its Board of Directors or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 9 and of the Executive under Section 11 shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

                  16. Validity. The invalidity or unenforce-ability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  17.      Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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                  18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            EURO BROKERS INVESTMENT
                                              CORPORATION


                                            By:/s/ Donald R. A. Marshall
                                               Name: Donald R. A. Marshall
                                               Title: President



                                              /s/ Keith E. Reihl
                                                  Keith E. Reihl



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